Exhibit 5.1

JAY WEIL, ESQ.
27 Viewpoint Road
Wayne, New Jersey 07470

October 17, 2014

Board of Directors
Brazil Minerals, Inc.

RE: BRAZIL MINERALS, INC.  REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Brazil Minerals, Inc., a Nevada corporation (the “Registrant”), with the Securities and Exchange Commission on or about October 17, 2014, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 11,279,973 shares of Common Stock, par value $.001 per share (the “Shares”) under the Brazil Minerals, Inc.  2013 Stock Incentive Plan (the “Plan”).

I have examined all instruments, documents, and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed.  In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.  This opinion is limited to the federal law of the United States of America and the Nevada Revised Statutes, and I disclaim any opinion as to the laws of any other jurisdiction.

Based upon such examination, and expressly subject to the assumptions and limitations set forth above, I am of the opinion that, assuming proper exercise of, and payment of the purchase price pursuant to, the applicable options, the Shares will be, upon effectiveness of the Registration Statement and the receipt by the Registrant of full payment therefor in accordance with the Plan, respectively, duly authorized, validly issued and fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of my name wherever it appears in said Registration Statement, or any subsequent amendment thereto.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose.  My opinion is expressly limited to the matters set forth above, and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Registrant, the Shares or the Registration Statement.

Very truly yours,

/s/ Jay Weil, Esq.
Jay Weil, Esq.